EXHIBIT 10.5

FIRST AMENDMENT

TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

This First Amendment to Change in Control Severance Agreement (“First Amendment”) dated as of                     , 2008 is made and entered into by and between Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and [Name of Executive] (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Change in Control Severance Agreement dated as of                              (the “Severance Agreement”); and

WHEREAS, the parties hereto desire to amend the Severance Agreement to comply with the requirement of Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Severance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Employers and the Executive agree as follows:

1. Section 6.1(A) of the Severance Agreement is hereby amended by adding the following at the end thereof:

“Such amount shall be paid in one lump sum payment no later than 30 days following the Date of Termination; provided, however, that if the Terminating Event is during a Potential Change in Control Period, or after the Change in Control but the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, such amount shall be paid out on a salary continuation basis in equal installments over a 12-month period beginning with the first payroll date that occurs 30 days after the Date of Termination.”

2. The Severance Agreement is hereby amended by deleting the last sentence of Section 6.2(A)(ii) and substituting therefor the following:

“In such event, the Total Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments; and (4) non-cash form of benefits. To the extent any payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order.”

3. The Severance Agreement is hereby amended by adding the following sentence at the end of Section 6.3:

“If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.”

4. All other provisions of the Severance Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Severance Agreement except to the extent specifically provided for herein.

5. The validity, interpretation, construction and performance of this First Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

6. This First Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Mercury Computer Systems, Inc., and the Executive have hereunto set their hands as an agreement under seal, all as of the date first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:
Name
Title

EXECUTIVE

[Name]

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